Exhibit 99.1

Investor Contact Information:
Anthony Cosentino
Executive Vice President
Chief Financial Officer
419.785.3663
Tony.Cosentino@thebank-sbt.com

Rurban Director Thomas A. Buis to Retire after 23 Years of Service;
Rurban Welcomes Gary M. Cates as New Director

DEFIANCE, OH, February 21, 2013 – Rurban Financial Corp. (NASDAQ: RBNF), (“Rurban” or the “Company”), a diversified financial services company providing full-service community banking, wealth management and item processing services, announced today that Thomas A. Buis gave notice of his intention to retire as director effective February 20, 2013. Mr. Buis has been a director of Rurban since 2001 and also served on the board of Rurban’s subsidiary banks from 1990 to the present. He has retired from both the Rurban and The State Bank and Trust Company (“State Bank”) boards. Upon the recommendation of the Governance and Nominating Committee at its February 20th meeting, Rurban also announced that Gary M. Cates was elected to serve as a director on the boards of Rurban and State Bank for the remainder of Mr. Buis’ term, which expires in 2015.

Mark A. Klein, President and CEO of Rurban Financial Corp. and State Bank, stated, “Tom Buis has served us well during his twenty-three year tenure with the Rurban family. His counsel will be missed by us all.

“We are fortunate that Gary Cates will be joining both of our boards to serve out the remainder of Tom’s term. Gary brings to Rurban over 30 years’ experience as a senior-level executive, with a strong background in strategic planning, business development, human resources and communications. These areas of expertise, combined with Gary’s exceptional leadership skills, are welcome additions to our board. I am confident that Gary will be an asset to Rurban and our board of directors. Speaking on behalf of the entire board, we welcome him to our organization.”

Mr. Cates has served in various executive capacities with the non-profit ProMedica Health System since 2000. He is currently President of ProMedica Defiance Regional Hospital, an acute care facility located in Defiance, Ohio. He also serves as President of ProMedica Transportation Network, based in Toledo, Ohio, which provides patient ground and air transportation across 27 counties in two states. Cates holds an M.B.A. degree from the University of Michigan, with concentration areas in Finance and International Business, and a B.A. degree in Journalism from Michigan State University.

Since his move to the Defiance area in 2008, Mr. Cates has been active in a variety of civic and business activities, including serving as director on State Bank’s Defiance Advisory Board since 2012. He is a board member of the Defiance County United Way and a former board member of the Defiance Area Chamber of Commerce. He is also a member of the Rotary Club of Defiance. Mr. Cates resides in Defiance with his wife, Debbie.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned operating subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 17 banking centers in seven Northwestern Ohio counties, and one center in Fort Wayne, Indiana; as well as three loan production offices: two in Columbus, Ohio and one in Angola, Indiana. The Bank offers a full range of financial services for consumers and small businesses, including wealth management, mortgage banking, commercial and agricultural lending. RDSI provides item processing services to community banks located in the Midwest. Rurban's common stock is listed on the NASDAQ Global Market under the symbol RBNF.